Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery
Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7290

BRIDGE BANCORP, INC. ANNOUNCES PRICING OF PUBLIC

OFFERING OF 1,613,000 SHARES OF COMMON STOCK

(Bridgehampton, NY – November 22, 2016) Bridge Bancorp, Inc. (Nasdaq: BDGE) (the “Company”), the parent company of The Bridgehampton National Bank, today announced the pricing of an underwritten public offering of 1,613,000 shares of common stock at a price of $31.00 per share, for gross proceeds of approximately $50.0 million. After deducting the underwriting discount and estimated offering expenses, the Company expects to receive net proceeds of approximately $47.6 million. The Company has also granted the underwriters a 30-day option to purchase up to an additional 241,950 shares of common stock at the same price and on the same terms and conditions.

The offering is expected to close on November 28, 2016, subject to customary closing conditions.

Sandler O’Neill + Partners, L.P. and Keefe, Bruyette & Woods, A Stifel Company, served as joint book-running managers for the offering. The shares are being issued pursuant to a prospectus supplement and prospectus filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3 (File No. 333-210245).

The Company expects to use the net proceeds of this offering to support organic growth, the pursuit of strategic acquisition opportunities and other general corporate purposes, including contributing capital to The Bridgehampton National Bank.

Additional Information Regarding the Offering

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Prospective investors, including current shareholders interested in participating in the offering, should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC, for more complete information about the Company and the offering. Investors may obtain copies of the prospectus supplement and accompanying base prospectus relating to the offering without charge by visiting the SEC's website at www.sec.gov, or from Sandler O'Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, or by phone at 1-866-805-4128 or Keefe,

Bruyette & Woods, A Stifel Company, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by phone at 1-800-966-1559.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (“BNB”). Established in 1910, BNB, with assets of approximately $3.83 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, BNB operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract LLC. Bridge Financial Services, Inc. offers financial planning and investment consultation.

Forward-Looking Statements

This press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which Bridge Bancorp, Inc. operates, management’s beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. You should not place undue reliance on such forward-looking statements. The Company does not assume any duty and does not undertake to update its forward-looking statements.